EXHIBIT 5.1

                              April 10, 2000

Anthracite Capital, Inc.
345 Park Avenue, 29th Floor
New York, New York 10154

Ladies and Gentlemen:

      We have acted as special Maryland counsel to Anthracite Capital, Inc., a Maryland corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), of 7,490,726 shares of the Company's Common Stock, par value $.001 per share (the "Common Shares") and 2,260,997 shares of the Company's 10% Cumulative Convertible Series B Preferred Stock, par value $.001 per share (the "Preferred Shares"), as described in the Company's Registration Statement on Form S-4 (the "Registration Statement") filed with the Securities and Exchange Commission. The Company proposes to issue the Common Shares and the Preferred Shares to the stockholders of CORE Cap, Inc., a Delaware corporation ("CORE Cap"), in connection with the merger of Anthracite Acquisition Corp., a Delaware corporation ("Sub"), and a wholly-owned subsidiary of the Company with and into CORE Cap (the "Merger"), pursuant to the terms of the Agreement and Plan of Merger dated as of February 8, 2000, among the Company, Sub and CORE Cap.

      In delivering this opinion we have examined and relied upon executed originals, counterparts and photocopies of documents and records that we considered necessary or appropriate in order to enable us to express the opinions set forth herein. We have also relied as to certain matters on information obtained from public officials and officers of the Company. We express no opinion with respect to the laws of, or the effect or applicability of the laws of, any jurisdiction other than the laws of the State of Maryland.

      Based on that examination, it is our opinion that:

      1. The Common Shares to be offered by the Company in connection with the Merger have been duly authorized and, when issued under the circumstances contemplated in the Registration Statement, will be legally issued, fully paid and non-assessable; and

      2. When appropriate articles supplementary to the Charter of the Company relating to the Preferred Shares (the "Articles Supplementary") have been duly adopted by the Board of Directors, and the Articles Supplementary have been filed with and accepted for record by the State Department of Assessments and Taxation of the State of Maryland, the Preferred Shares will be duly authorized and, when issued under the circumstances contemplated in the Registration Statement, will be legally issued, fully paid and non-assessable.

      We hereby consent to the use of our name under the heading "Legal Matters" in the Prospectus forming a part of the Registration Statement and to the filing of this opinion letter with the Registration Statement as
Exhibit 5.1 thereto. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder. The opinion expressed herein is limited to the matters set forth in this letter and no other opinion should be inferred beyond the matters expressly stated.

                                    Very truly yours,

                                    Miles & Stockbridge P.C.


                                    By:/s/John B. Frisch
                                       ---------------------------
                                         Principal